Exhibit 99.1

For Immediate Release	News Release

Contacts:
Media        Russell Schweiss        904-357-9158
Investors    Beth Johnson            904-357-9136

Jack Kriesel to Retire from Rayonier Advanced Materials
Concludes 36-year Career with the Company

JACKSONVILLE, Fla., September 8, 2014 – Rayonier Advanced Materials (NYSE:RYAM) ) today announced that after more than 36 years with the company, Jack Kriesel, Senior Vice President, Advanced Materials plans to retire effective December 31. Kriesel, who has held his position since 2009, served in various leadership roles within the company over a course of more than three decades. Those positions included general manager positions at both of Rayonier Advanced Materials’ current manufacturing facilities.

“For more than three decades, Jack has delivered value to our shareholders and, under his guidance, our Performance Fibers business has become the benchmark in quality and achieved clear market leadership,” said Paul Boynton, Chairman, President and CEO of Rayonier Advanced Materials. “We appreciate his tireless service and wish him well in his retirement.”

Kriesel joined the company in 1978 as a process engineer at the former Port Angeles, Washington plant. He held several operations and marketing positions before becoming general manager of the Fernandina plant in 1996. He later became general manager of Rayonier Advanced Materials’Jesup plant in 2000 and was elected vice president in 2001. He assumed his current duties in 2009.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties products, a natural polymer for the chemical industry. Working closely with its customers, the company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The company’s facilities can produce up to 675,000 metric tons of cellulose specialties products for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents.

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CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com